EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS






As independent public accountants, we hereby consent to the incorporation of our report dated January 29, 2002, except with respect to the matters discussed in
Note 17, as to which the date is March 13, 2002, on the consolidated financial statements of Level 3 Communications, Inc. as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, included in this Annual Report on Form 10-K, into Level 3 Communications, Inc.'s previously filed Registration Statements on Forms S-3 (File Nos. 333-53914, 333-91899, 333-68887 and 333-71713) and on Forms S-8 (File Nos. 333-79533, 333-42465, 333-68447,
333-58691 and 333-52697).



/S/ Arthur Andersen LLP

Denver, Colorado
March 13, 2002